Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Receives $1.8 Million Loan
Under the Paycheck Protection Act

ATLANTA, April 23, 2020 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the treatment of retinal diseases, today announces it received on April 22, 2020 approximately $1.8 million in support from the federal government under the Paycheck Protection Program (PPP).

The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act), provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly U.S. payroll costs of the qualifying business, calculated as provided under the PPP. The PPP also provides a mechanism for forgiveness of up to the full amount borrowed as long as the borrower uses the loan proceeds during the eight-week period after the loan origination for eligible purposes, including payroll costs, certain benefits costs, rent and utilities costs, and maintains its employment and compensation levels, subject to certain other requirements and limitations. The amount of loan forgiveness is subject to reduction, among other reasons, if the borrower terminates employees or reduces salaries or wages during the eight-week period. Alimera currently has no intention to reduce staffing levels, salaries or wages.

The PPP loan is unsecured and is evidenced by a note dated April 21, 2020 in favor of HSBC Bank USA, National Association as the lender. The interest rate on the note is 1.0% per annum. Payments of principal and interest are deferred for 180 days from the date of the note (the deferral period). Any unforgiven portion of the PPP loan is payable over a two-year term, with payments deferred during the deferral period. Alimera is permitted to prepay the note at any time without premium.

“Our employee base is critical to continuing to serve our physician customers both now and when this pandemic subsides. Therefore, we intend to retain all our staff during this crisis,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “Receiving this funding from the federal government is very helpful to executing on this plan.”

About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera Sciences is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
Forward Looking Statements
This press release may include “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations regarding how it will use the PPP loan proceeds and its expectations regarding its staffing levels, salaries and wages. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with:

(a)	Alimera’s ability to use the PPP loan proceeds for eligible purposes; and
(b) Alimera’s ability to maintain its current levels of staffing, salaries and wages, given the uncertain COVID-19 environment and the other factors cited or referred to in this paragraph, including the adverse effects of COVID-19, and its unpredictable duration, in the regions where we have customers, employees and distributors; and the adverse effect on sales of ILUVIEN® of (i) limitations on in-person access to physicians imposed by governments or healthcare facilities; and (ii) the unwillingness of patients to visit their physicians in person due to their fear of contracting COVID-19, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the SEC and available on the SEC’s website at http://www.sec.gov. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:	For media inquiries:
Scott Gordon	Jules Abraham
for Alimera Sciences	for Alimera Sciences
scottg@coreir.com	julesa@coreir.com

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